Exhibit 99

CBS CORPORATION REPORTS RECORD THIRD QUARTER 2012 RESULTS

Revenues of $3.4 Billion, Up 2%

OIBDA of $898 Million, Up 7%

Operating Income of $771 Million, Up 10%

Adjusted EPS of $.65, Up 30%

NEW YORK, November 7, 2012 – CBS Corporation (NYSE: CBS.A and CBS) today reported very strong results, including third quarter records in revenues, operating income before depreciation and amortization (“OIBDA”), operating income, and adjusted earnings per share.

“CBS has continued its remarkable run with yet another record quarter,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Our world-class content and multiplatform distribution strategy remain at the center of our success. I am very proud of all that Leslie and his team have accomplished, and I know we are in position for continued growth for many years to come.”

“The transformation of CBS continues as reflected in these record third quarter results,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “We have taken a number of significant steps during the last several months to execute our strategy and grow the Company. These include three major retransmission consent agreements, an important reverse compensation deal, new international and domestic streaming contracts, and the sale of our two new hit dramas, Vegas and Elementary, into international syndication. As we continue to take actions like these, we are increasing our recurring revenue from nonadvertising sources and setting ourselves up for even more record results in the future. Going forward, we will continue to expand the ways we achieve value for our content, and we are confident we will hit our goal of a record 2012 and an even better 2013.”

Third Quarter 2012 Results

The Company set third quarter records in the following key metrics:

•                 Revenues of $3.42 billion

•                 OIBDA of $898 million

•                 Operating income of $771 million

•                 Net earnings of $391 million

•                 Adjusted diluted earnings per share of $.65

Revenues of $3.42 billion for the third quarter of 2012 increased 2% from $3.37 billion for the same prior-year period. This growth was led by an 8% increase in content licensing and distribution revenues, which were driven by higher domestic and international television license fees. Affiliate and subscription fee revenues rose 12%, reflecting growth at Cable Networks, higher retransmission revenues, and fees received from CBS Network affiliated television stations. Advertising revenues were down 3%, primarily driven by lower advertising for CBS Radio, the impact of foreign exchange rate changes, and the impact of pre-emptions for the Republican and Democratic national conventions on six nights of the CBS Television Network’s primetime schedule.

OIBDA of $898 million increased 7% in the third quarter of 2012 from $837 million for the same prior-year period. Operating income of $771 million increased 10% in the third quarter of 2012 from $703 million in the third quarter of 2011. The growth in OIBDA and operating income was primarily driven by higher revenues and increased profits on television licensing revenues.

Net earnings were $391 million for the third quarter of 2012, or $.60 per diluted share, up from $338 million, or $.50 per diluted share, during last year’s third quarter. The increase in diluted earnings per share reflected the operating income growth, lower interest expense because of the Company’s 2012 debt refinancing, and lower weighted average shares outstanding as a result of the Company’s share repurchase program. Net earnings include a pretax loss on early extinguishment of debt of $57 million ($35 million, net of tax), or $.05 per share.

Adjusting to exclude the pretax loss on early extinguishment of debt, adjusted net earnings were $426 million, or $.65 per diluted share.

Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

Free cash flow was $163 million for the third quarter of 2012, compared with $29 million for the third quarter a year ago. Free cash flow for the third quarter of 2012 included payments of approximately $60 million associated with the early extinguishment of debt, primarily for make-whole premiums. Free cash flow for the same prior-year period included pension contributions of $200 million to prefund the Company’s qualified plans. For the first nine months of 2012, free cash flow was $1.33 billion compared with $1.53 billion for the first nine months of 2011, reflecting increased investment in content and higher income tax payments. The Company generated cash flow from operating activities of $1.48 billion for the nine months ended September 30, 2012, versus $1.68 billion for the comparable prior-year period.

During the third quarter of 2012, the Company used the net proceeds from its second quarter debt issuances to repay its $152 million of 8.625% debentures at maturity on August 1, 2012, and redeem its $338 million of 5.625% senior notes due August 2012 and its $400 million of 8.20% senior notes due 2014. These actions, along with the debt activity during the first quarter of 2012, will result in annualized interest expense savings of $53 million.

Also during the quarter, the Company repurchased 8.6 million shares of CBS Corp. Class B Common Stock for $300 million. Since the inception of its share repurchase program in January 2011 – and through September 30, 2012 – the Company has repurchased 69.2 million shares for $1.89 billion, at an average cost of approximately $27 per share. At the end of the third quarter of 2012, $2.81 billion of authorization remained on the program.

At September 30, 2012, the Company’s debt outstanding was $5.93 billion and its cash balance was $947 million, which was $287 million higher than December 31, 2011.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type as well as its OIBDA before impairment charges and operating income (loss) by segment for the three and nine months ended September 30, 2012, and 2011. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues by Segment	2012	2011	2012	2011
Entertainment	$1,680	$1,632	$5,705	$5,462
Cable Networks	436	420	1,334	1,226
Publishing	210	220	575	558
Content Group	2,326	2,272	7,614	7,246
Local Broadcasting	661	656	1,987	1,968
Outdoor	486	477	1,383	1,380
Local Group	1,147	1,133	3,370	3,348
Eliminations	(55)	(40)	(166)	(133)
Total Revenues	$3,418	$3,365	$10,818	$10,461

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues by Type	2012	2011	2012	2011
Advertising	$1,931	$1,992	$6,471	$6,499
Content licensing and distribution	931	863	2,764	2,483
Affiliate and subscription fees	496	442	1,416	1,297
Other	60	68	167	182
Total Revenues	$3,418	$3,365	$10,818	$10,461

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
OIBDA before Impairment Charges	2012	2011	2012	2011
Entertainment	$384	$405	$1,221	$1,113
Cable Networks	227	203	626	532
Publishing	39	38	58	64
Content Group	650	646	1,905	1,709
Local Broadcasting	213	184	632	583
Outdoor	99	80	245	215
Local Group	312	264	877	798
Corporate	(53)	(55)	(163)	(164)
Residual costs	(12)	(19)	(36)	(56)
Eliminations	1	1	—	(1)
OIBDA before Impairment Charges	898	837	2,583	2,286
Impairment charges	—	—	(11)	—
Total OIBDA	$898	$837	$2,572	$2,286

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Income (Loss)	2012	2011	2012	2011
Entertainment	$346	$366	$1,101	$996
Cable Networks	221	197	609	515
Publishing	38	36	53	58
Content Group	605	599	1,763	1,569
Local Broadcasting	190	161	553	508
Outdoor	45	21	82	35
Local Group	235	182	635	543
Corporate	(58)	(60)	(180)	(181)
Residual costs	(12)	(19)	(36)	(56)
Eliminations	1	1	—	(1)
Total Operating Income	$771	$703	$2,182	$1,874

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films, and CBS Interactive)

Entertainment revenues of $1.68 billion for the third quarter of 2012 grew 3% from $1.63 billion in the same prior-year period, driven by increased domestic and international television license fees and higher retransmission revenues. Advertising revenues were down from last year’s third quarter, primarily resulting from the broadcast of summer programming against the highly rated 2012 Summer Olympics and the impact of pre-emptions for the Republican and Democratic national conventions on six nights of the CBS Television Network’s primetime schedule.

Entertainment OIBDA for the third quarter of 2012 decreased 5% to $384 million from $405 million driven by costs associated with the timing of theatrical releases and the mix of revenues.

Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)

Cable Networks revenues for the third quarter of 2012 increased 4% to $436 million from $420 million for the same prior-year period driven by higher affiliate fee revenues, which reflect increases in rates and subscriptions at Showtime Networks (which includes Showtime, The Movie Channel, and Flix), CBS Sports Network, and Smithsonian Networks. Licensing revenues were down from the third quarter of 2011 reflecting the timing of digital streaming revenues. For the first nine months of 2012, streaming revenues increased significantly from the same prior-year period.

Cable Networks OIBDA for the third quarter of 2012 grew 12% to $227 million from $203 million for the same prior-year period. This increase reflects the growth in affiliate revenues.

Publishing (Simon & Schuster)

Publishing revenues for the third quarter of 2012 decreased 5% to $210 million from $220 million for the same prior-year period as strong growth in digital book sales was more than offset by lower print book sales. Digital sales increased 20% from the same prior-year period and represented approximately 21% of total Publishing revenues for the third quarter of 2012. Best-selling titles in the third quarter included Total Recall by Arnold Schwarzenegger and Black List by Brad Thor.

Publishing OIBDA for the third quarter of 2012 increased $1 million to $39 million from the same prior-year period principally driven by growth in more profitable digital book sales.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the third quarter of 2012 increased 1% to $661 million from $656 million for the same prior-year period. CBS Television Stations revenues rose 7% driven by political advertising and retransmission revenues. CBS Radio revenues were down 5%.

Local Broadcasting OIBDA for the third quarter of 2012 increased 16% to $213 million from $184 million, driven by a decline in programming and production expenses as well as lower music royalty costs from the initial impact of a new long-term agreement.

Outdoor (CBS Outdoor)

Outdoor revenues for the third quarter of 2012 increased 2% to $486 million from $477 million for the same prior-year period, while revenues on a constant dollar basis increased 5% from the third quarter of 2011. Revenues for the Americas (which includes North America and South America) increased 1% in constant dollars for the third quarter of 2012, principally driven by 5% growth in the U.S. billboards and displays businesses. The nonrenewal of the Toronto transit contract negatively affected the Americas revenue comparison. Revenues for Europe increased 14% in constant dollars, which was primarily a result of higher advertising sales associated with the 2012 Summer Olympics in London.

Outdoor OIBDA for the third quarter of 2012 increased 24% to $99 million from $80 million for the same prior-year period, driven by the revenue growth in constant dollars.

Corporate

Corporate expenses before depreciation for the third quarter of 2012 decreased $2 million to $53 million from the same prior-year period.

Residual Costs

Residual costs include pension and postretirement benefits costs for plans retained by the Company for previously divested businesses. Residual costs for the third quarter of 2012 decreased $7 million to $12 million from the same quarter last year, primarily because of the benefit from the prefunding of pension plans during 2011.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand – “the Eye” – one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Global Distribution Group, CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues	$3,418	$3,365	$10,818	$10,461

Operating income	771	703	2,182	1,874

Interest expense	(95)	(110)	(309)	(330)
Interest income	2	2	5	5
Net loss on early extinguishment of debt	(57)	—	(32)	—
Other items, net	3	(21)	12	(7)
Earnings before income taxes	624	574	1,858	1,542

Provision for income taxes	(219)	(217)	(647)	(569)
Equity in loss of investee companies, net of tax	(14)	(19)	(30)	(38)
Net earnings	$391	$338	$1,181	$935

Basic net earnings per common share	$.61	$.51	$1.83	$1.40

Diluted net earnings per common share	$.60	$.50	$1.78	$1.36

Weighted average number of common shares outstanding:
Basic	640	659	645	667
Diluted	656	675	662	685

Dividends per common share	$.12	$.10	$.32	$.25

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At	At
	September 30, 2012	December 31, 2011

Assets

Cash and cash equivalents	$947	$660
Receivables, net	3,202	3,254
Programming and other inventory	685	735
Prepaid expenses and other current assets	954	894
Total current assets	5,788	5,543
Property and equipment	5,424	5,334
Less accumulated depreciation and amortization	3,052	2,824
Net property and equipment	2,372	2,510
Programming and other inventory	1,467	1,496
Goodwill	8,606	8,620
Intangible assets	6,483	6,526
Other assets	1,676	1,502
Total Assets	$26,392	$26,197

Liabilities and Stockholders’ Equity

Accounts payable	$345	$410
Participants’ share and royalties payable	847	938
Program rights	506	577
Current portion of long-term debt	20	24
Accrued expenses and other current liabilities	1,945	1,984
Total current liabilities	3,663	3,933
Long-term debt	5,907	5,958
Other liabilities	6,533	6,398
Total Stockholders’ Equity	10,289	9,908
Total Liabilities and Stockholders’ Equity	$26,392	$26,197

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Nine Months Ended
	September 30,
	2012	2011

Operating Activities:
Net earnings	$1,181	$935
Adjustments to reconcile net earnings to net cash flow provided by operating activities:
Depreciation and amortization	390	412
Stock-based compensation	119	110
Impairment charges	11	—
Redemption of debt	(28)	—
Equity in loss of investee companies, net of tax and distributions	33	40
Change in assets and liabilities, net of effects of acquisitions	(226)	183
Net cash flow provided by operating activities	1,480	1,680
Investing Activities:
Acquisitions, net of cash acquired	(70)	(73)
Capital expenditures	(152)	(152)
Investments in and advances to investee companies	(54)	(45)
Proceeds from sale of investments	11	8
Proceeds from dispositions	46	13
Net cash flow used for investing activities	(219)	(249)
Financing Activities:
Proceeds from issuance of notes	1,567	4
Repayment of notes	(1,583)	(2)
Payment of capital lease obligations	(15)	(14)
Payment of contingent consideration	(33)	—
Dividends	(199)	(140)
Purchase of Company common stock	(839)	(850)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(105)	(81)
Proceeds from exercise of stock options	140	58
Excess tax benefit from stock-based compensation	93	66
Other financing activities	—	(5)
Net cash flow used for financing activities	(974)	(964)
Net increase in cash and cash equivalents	287	467
Cash and cash equivalents at beginning of period	660	480
Cash and cash equivalents at end of period	$947	$947

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and OIBDA Before Impairment Charges

The following tables set forth the Company’s OIBDA for the three and nine months ended September 30, 2012 and 2011. The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Net loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The following tables also set forth the Company’s OIBDA before impairment charges for the nine months ended September 30, 2012. The Company defines “OIBDA before impairment charges” as OIBDA excluding impairment charges.

The Company uses OIBDA and OIBDA before impairment charges, as well as OIBDA margin and OIBDA before impairment charges margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Because OIBDA and OIBDA before impairment charges are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA and OIBDA before impairment charges exclude certain financial information that is included in net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of OIBDA and OIBDA before impairment charges to net earnings (loss), and OIBDA or OIBDA before impairment charges for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended September 30, 2012
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$384	$(38)	$346
Cable Networks	227	(6)	221
Publishing	39	(1)	38
Content Group	650	(45)	605
Local Broadcasting	213	(23)	190
Outdoor	99	(54)	45
Local Group	312	(77)	235
Corporate	(53)	(5)	(58)
Residual Costs	(12)	—	(12)
Eliminations	1	—	1
Total	$898	$(127)	$771
Margin (a)	26%		23%

Three Months Ended September 30, 2011
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$405	$(39)	$366
Cable Networks	203	(6)	197
Publishing	38	(2)	36
Content Group	646	(47)	599
Local Broadcasting	184	(23)	161
Outdoor	80	(59)	21
Local Group	264	(82)	182
Corporate	(55)	(5)	(60)
Residual Costs	(19)	—	(19)
Eliminations	1	—	1
Total	$837	$(134)	$703
Margin (a)	25%		21%

	Three Months Ended September 30,
	2012	2011
Total OIBDA	$898	$837
Depreciation and amortization	(127)	(134)
Operating income	771	703
Interest expense	(95)	(110)
Interest income	2	2
Loss on early extinguishment of debt	(57)	—
Other items, net	3	(21)
Earnings before income taxes	624	574
Provision for income taxes	(219)	(217)
Equity in loss of investee companies, net of tax	(14)	(19)
Net earnings	$391	$338

(a)           Margin is defined as OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Nine Months Ended September 30, 2012
	OIBDA before
	Impairment	Depreciation	Impairment	Operating
	Charges	and Amortization	Charges	Income (Loss)
Entertainment	$1,221	$(120)	$—	$1,101
Cable Networks	626	(17)	—	609
Publishing	58	(5)	—	53
Content Group	1,905	(142)	—	1,763
Local Broadcasting	632	(68)	(11)	553
Outdoor	245	(163)	—	82
Local Group	877	(231)	(11)	635
Corporate	(163)	(17)	—	(180)
Residual Costs	(36)	—	—	(36)
Eliminations	—	—	—	—
Total	$2,583	$(390)	$(11)	$2,182
Margin (a)	24%			20%

Nine Months Ended September 30, 2011
		Depreciation	Impairment	Operating
	OIBDA	and Amortization	Charges	Income (Loss)
Entertainment	$1,113	$(117)	$—	$996
Cable Networks	532	(17)	—	515
Publishing	64	(6)	—	58
Content Group	1,709	(140)	—	1,569
Local Broadcasting	583	(75)	—	508
Outdoor	215	(180)	—	35
Local Group	798	(255)	—	543
Corporate	(164)	(17)	—	(181)
Residual Costs	(56)	—	—	(56)
Eliminations	(1)	—	—	(1)
Total	$2,286	$(412)	$—	$1,874
Margin (a)	22%			18%

	Nine Months Ended September 30,
	2012	2011
OIBDA before impairment charges	$2,583	$2,286
Impairment charges	(11)	—
Total OIBDA	2,572	2,286
Depreciation and amortization	(390)	(412)
Operating income	2,182	1,874
Interest expense	(309)	(330)
Interest income	5	5
Net loss on early extinguishment of debt	(32)	—
Other items, net	12	(7)
Earnings before income taxes	1,858	1,542
Provision for income taxes	(647)	(569)
Equity in loss of investee companies, net of tax	(30)	(38)
Net earnings	$1,181	$935

(a)           Margin is defined as OIBDA, OIBDA before impairment charges or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net cash flow provided by operating activities	$222	$86	$1,480	$1,680
Capital expenditures	(59)	(57)	(152)	(152)
Free cash flow	$163	$29	$1,328	$1,528

The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net cash flow provided by operating activities	$222	$86	$1,480	$1,680
Net cash flow used for investing activities	$(25)	$(78)	$(219)	$(249)
Net cash flow used for financing activities	$(1,138)	$(407)	$(974)	$(964)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions, except per share amounts)

2012 Adjusted Results

The following tables reconcile adjusted financial results to the reported results included in this earnings release. The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management, provides a clearer perspective on the current underlying performance of the Company, and adjusting each period’s results on the same basis makes it easier to compare the Company’s year-over-year results.

	Three Months Ended September 30, 2012
	2012	Impairment	Extinguishment	2012
	Reported	Charges	of Debt	Adjusted
Revenues	$3,418	$—	$—	$3,418
OIBDA	898	—	—	898
OIBDA margin (a)	26%			26%

Operating income	771	—	—	771
Interest expense	(95)	—	—	(95)
Interest income	2	—	—	2
Loss on early extinguishment of debt	(57)	—	57	—
Other items, net	3	—	—	3
Earnings before income taxes	624	—	57	681
Provision for income taxes	(219)	—	(22)	(241)
Effective income tax rate	35%			35%

Equity in loss of investee companies, net of tax	(14)	—	—	(14)
Net earnings	$391	$—	$35	$426
Diluted EPS	$.60	$—	$.05	$.65
Diluted weighted average number of common shares outstanding	656			656

	Nine Months Ended September 30, 2012
	2012	Impairment	Extinguishment	2012
	Reported	Charges (b)	of Debt	Adjusted
Revenues	$10,818	$—	$—	$10,818
OIBDA	2,572	11	—	2,583
OIBDA margin (a)	24%			24%

Operating income	2,182	11	—	2,193
Interest expense	(309)	—	—	(309)
Interest income	5	—	—	5
Net loss on early extinguishment of debt	(32)	—	32	—
Other items, net	12	—	—	12
Earnings before income taxes	1,858	11	32	1,901
Provision for income taxes	(647)	3	(13)	(657)
Effective income tax rate	35%			35%

Equity in loss of investee companies, net of tax	(30)	—	—	(30)
Net earnings	$1,181	$14	$19	$1,214
Diluted EPS	$1.78	$.02	$.03	$1.83
Diluted weighted average number of common shares outstanding	662			662

(a)    OIBDA margin is defined as OIBDA or adjusted OIBDA divided by revenues.

(b)    Reflects a pretax noncash impairment charge to reduce goodwill at Local Broadcasting in connection with radio station divestitures.